Exhibit 5.1

Opinion of Debevoise & Plimpton LLP

[Debevoise & Plimpton LLP Letterhead]

August 12, 2010

Hertz Global Holdings, Inc.

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

Registration Statement on Form S-4

of Hertz Global Holdings, Inc.

(Registration No. 333-167085)

Ladies and Gentlemen:

We have acted as special counsel to Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-4 (File No. 333-167085) (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”), relating to the proposed issuance of shares of Common Stock of the Company, par value $0.01 per share (the “Common Stock”), to be issued pursuant to an Agreement and Plan of Merger, dated as of April 25, 2010, by and among the Company, HDTMS, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Dollar Thrifty Automotive Group, Inc. (“DTG”) (such agreement, the “Merger Agreement”), pursuant to which it is proposed that Merger Sub will merge with and into DTG and DTG will continue as a wholly owned subsidiary of the Company.

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based on and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, when certificates for the shares of Common Stock have been duly executed, authenticated, issued and delivered or uncertificated shares of Common Stock have been duly issued and delivered, as the case may be, as contemplated by the Registration Statement, and in accordance with the terms and conditions of the Merger Agreement, the Common Stock will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware, as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the issuance of Common Stock pursuant to the Merger Agreement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP
Debevoise & Plimpton LLP